EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The following company was a subsidiary of the Company from November 27, 2000 to July 29, 2010, the effective date of its dissolution.

Company Name	State of Organization
Senior-Inet, Inc.	Colorado